Exhibit 77(c)

                           SHAREHOLDER MEETING RESULTS

A special meeting of shareholders of Lexington GNMA Income Fund, Lexington Growth and Income Fund and Lexington Money Market Trust and was held in Saddle Brook New Jersey on July 21, 2000. Lexington Growth and Income Fund reconvened on July 31, 2000 for item #5 in Phoenix, Arizona. Lexington Money Market Trust reconvened on July 31, 2000 in Phoenix, Arizona. Lexington GNMA Income Fund reconvened for item #5 on September 8, 2000 held for item #6 in Phoenix, Arizona.

A brief description of each matter voted upon as well as the results are outlined below:

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                                                              SHARES
                                            SHARES         VOTED AGAINST         SHARES        BROKER
                                           VOTED FOR        OR WITHHELD        ABSTAINED      NON-VOTE      TOTAL
                                           ---------        -----------        ---------      --------      -----
1.   To elect eleven (11) Directors or Trustees, as the case may be, to hold office until the election and qualification of their successors:

     Al Burton                             72,889,359        6,871,183                --           --     79,760,542
     Paul S. Doherty                       73,202,617        6,557,925                --           --     79,760,542
     Robert B. Goode, Jr                   73,079,333        6,681,209                --           --     79,760,542
     Alan L. Gosule                        73,229,133        6,531,409                --           --     79,760,542
     Walter H. May                         73,216,308        6,544,234                --           --     79,760,542
     Jock Patton                           73,173,457        6,533,085                --           --     79,706,542
     David W.C. Putnam                     73,203,825        6,556,717                --           --     79,760,542
     John R. Smith                         72,885,085        6,875,457                --           --     79,760,542
     Robert W. Stallings                   73,195,009        6,574,533                --           --     79,769,542
     John G. Turner                        74,568,872        4,270,817                --           --     78,839,689
     David W. Wallace                      72,890,815        6,869,727                --           --     79,760,542

2.   To approve the new Investment Management Agreement between each Fund and Pilgrim, an indirect, wholly-owned subsidiary of ReliaStar Financial Corp. ("ReliaStar"), to take effect upon the completion of the proposed acquisition of Lexington Asset Managers, Inc. by ReliaStar. The new Investment Management Agreement would have the same fees as the current Investment Management Agreement:

     Lexington GNMA Income Fund            21,958,684        1,875,250         1,525,768           --     23,833,934
     Lexington Growth and Income Fund       5,620,389          359,361           436,772           --      5,979,750
     Lexington Money Market Trust          41,654,842        3,839,821         2,489,655           --     45,494,663

3.   To approve a new Investment Management Agreement between each Fund and Pilgrim to take effect upon the completion of the proposed acquisition of ReliaStar by ING Groep N.V. ("ING"). The new Investment
     Management Agreement would have the same fees as the current Investment Management Agreement:

4.   To approve a new Service and Distribution Plan for each Fund, other than Lexington Money Market Trust, which would impose on each Fund a fee on an annualized basis of 0.25% of the average daily net assets;

5.   To approve Amended and Restated Articles of Incorporation for Lexington GNMA Income Fund and Lexington
     Growth and Income Fund, each a Maryland corporation;

     Lexington GNMA Income Fund            21,934,897        1,867,135         1,557,670           --     23,802,032
     Lexington Growth and Income Fund       5,827,227          404,247           505,174           --      6,231,474
     Lexington Money Market Trust          41,512,680        3,858,312        26,133,326           --     45,370,992
     Lexington GNMA Income Fund            23,489,561          519,374         1,350,767           --     24,008,935
     Lexington Growth and Income Fund       5,903,777          137,187           375,558           --      6,040,964
     Lexington GNMA Income Fund            28,125,266        1,964,466         2,349,641           --     30,089,732
     Lexington Growth and Income Fund       5,827,227          404,247           505,174      298,164      6,231,474

6.   To approve an Amended and Restated Declaration of Trust for Money Market Trust, a Lexington Massachusetts
     business trust.

     Lexington Money Market Trust          44,295,104        5,697,149         2,882,359           --     49,992,253
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